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                                                                   EXHIBIT 23.10


We hereby consent to the inclusion of (1) our opinion dated April 14, 1999 regarding certain federal income tax consequences of the proposed stock offering by Pechiney of shares of American National Can Group, Inc. and (2) our opinion dated April 14, 1999 regarding certain federal income tax consequences of the proposed split-off of the assets of American National Can Company not associated with the beverage can business to Pechiney Plastic Packaging as Exhibit 8.2, respectively, to this Registration Statement on Form S-1 of American National Can Group, Inc. and to the reference to these opinions under the heading "Reorganization of ANC - Tax Treatment" in such Registration Statement.





PricewaterhouseCoopers LLP
Chicago, Illinois
June 25, 1999